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                                                       EXHIBIT 21.1
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                    SUBSIDIARIES OF BRADLEY REAL ESTATE, INC.



Bradley Real Estate Management, Inc., a Massachusetts corporation

Bradley Midwest Management, Inc., a Minnesota corporation

Bradley Operating Limited Partnership, a Delaware limited partnership

Bradley Financing Corp., a Delaware corporation

Bradley Financing Partnership, a Delaware partnership

Bradley Management Corp., a Delaware corporation

Bradley Management Limited Partnership, a Delaware limited partnership

Bradley Properties Investments, Inc., an Illinois corporation

Williamson Square Associates Limited Partnership, an Illinois limited partnership